UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 22, 2010 (March 17, 2010)

CRIMSON EXPLORATION INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-12108 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas 77002
(Address of Principal Executive Offices)

(713) 236-7400
(Registrant’s telephone number, including area code)

_____________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))
[]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On March 17, 2010, Crimson Exploration Inc. issued a press release announcing financial results for the fourth quarter and full year ended December 31, 2009. The press release is included in this report as Exhibit 99.1.

The information contained in Exhibit 99.1 is incorporated herein by reference. The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated March 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION INC.

Date:	March 22, 2010	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated March 17, 2010

EXHIBIT 99.1
Crimson Exploration Announces Fourth Quarter and Full Year 2009 Financial Results
HOUSTON, March 17, 2010 (BUSINESS WIRE) -- Crimson Exploration Inc. (NasdaqGM:CXPO) today announced financial results for the fourth quarter and full year 2009.

2009 Summary

▪	Revenue of $112.4 million; EBITDAX of $71.6 million

▪	Reduction in direct LOE costs by $3.5 million, or 17%

▪	Raised $94.0 million in net proceeds through public offering of common stock; increased float in trading volume

▪	Simplified capital structure through conversion of all preferred stock

▪	Began trading on the NASDAQ Global Market under the ticker “CXPO”

▪	Divested non-core Southwest Louisiana assets for $7.8 million in December 2009, eliminating an estimated $5.3 million in future P&A liability

Management Commentary

Financial and operating results in 2009 were influenced by depressed commodity prices and related market conditions that restricted access to the capital markets. Acknowledging this trend at the beginning of the year, Crimson’s 2009 strategy was to reduce outstandings under our credit facility and limit expenditures to strategic projects that would be key to future value generation for our shareholders. In April 2009, steps were taken to reduce G&A expenses by eliminating certain administrative support functions and to reduce lease operating expenses in the field by identifying operating efficiencies.  Both of these measures were successful in reducing our cash expenses. In December 2009, in an effort to focus technical resources and divest non-core assets, we closed on a definitive agreement to sell substantially all of our Southwest Louisiana assets for $7.8 million (with the potential for up to an additional $2.4 million), plus eliminating an estimated $5.3 million in future P&A liability.

We began 2009 with a $200.0 million borrowing base and $126.7 million outstanding under our revolving credit facility. In conjunction with our equity offering completed in December 2009, Crimson’s borrowing base was redetermined at $105.0 million, with $41.0 million outstanding, providing us with over $60 million of availability under the revolving credit facility. Our commitment to lower capital expenditures in 2009, the cost reductions and debt reduction resulting from lower costs and proceeds from our public equity offering, positions us financially to resume a capital program that will allow us to build value for our shareholders through expanded development of the potential in our East Texas and South Texas resource plays, as well as increase reserves, production and cash flow from our conventional assets.

Summary Financial Results

The Company reported a loss before income taxes for the fourth quarter of 2009 of $24.9 million compared to a profit before income taxes of $32.4 million for the fourth quarter of 2008. Recorded in the fourth quarters of 2009 and 2008, respectively, were a $6.6 million non-cash charge and a $47.7 million non-cash benefit related to the mark-to-market requirement on our commodity price and interest rate hedges. Also recognized in the fourth quarters of 2009 and 2008, respectively, were non-cash impairment charges of $5.7 million and $10.2 million. In the fourth quarter 2009, we also recorded a loss on sale of assets for $6.8 million attributed to our divestiture of non-core Southwest Louisiana properties. Exclusive of these special items, income before taxes for the fourth quarter of 2009 would have been a loss of $5.8 million, compared to a loss before taxes of $5.1 million in 2008, and full year income before taxes would have been a loss of $14.4 million in 2009 compared to income before taxes of $44.2 million in 2008. A net loss was recorded in the fourth quarter of 2009 of $17.3 million compared to net income of $20.9 million for the fourth quarter of 2008.  A net loss was recorded for the full year 2009 of $34.1 million compared to net income of $46.2 million for 2008.

Revenues for the fourth quarter of 2009 were $26.2 million compared to revenue of $35.0 million in the prior year quarter, a decrease related to lower production and lower realized commodity prices. For the year 2009, revenues were $112.4 million, down from $186.8 million in 2008.  The decrease in revenue for the year was also primarily due to the decrease in production related to natural field decline and limited production-enhancing capital activity, and to lower realized commodity prices.

Production for the fourth quarter of 2009 was approximately 3.2 Bcfe of natural gas equivalents, or 34,800 Mcfe per day, compared with production of approximately 4.6 Bcfe, or 50,300 Mcfe per day, in the 2008 quarter.  Fourth quarter 2009 production was negatively impacted by approximately 1,500 Mcfe per day by settlement of a retroactive dispute related to historical royalty payments on certain lease use gas and a retroactive adjustment to production previously recognized from certain non-operated conventional properties. Production for the year 2009 was approximately 14.9 Bcfe of natural gas equivalents, or 40,900 Mcfe per day, compared with production in 2008 of approximately 19.2 Bcfe, or 52,500 Mcfe per day. In addition to these adjustments in the fourth quarter of 2009, production decreased in 2009 as a result of natural field decline and limited production enhancing capital expenditure activity in 2009.

Average realized prices in the fourth quarter of 2009 (including the effects of realized gains/losses on our commodity price hedges) were $92.19, $7.20, $42.87 and $8.15 per barrel, Mcf, barrel and Mcfe, respectively for oil, natural gas, natural gas liquids and natural gas equivalents. For the fourth quarter of 2008, average realized prices were $68.42, $7.20, $28.84 and $7.52 per barrel, Mcf, barrel and Mcfe, respectively for oil, natural gas, natural gas liquids and natural gas equivalents. Average realized prices for the year 2009 were $83.51, $6.86, $30.57 and $7.49 per barrel, Mcf, barrel and Mcfe, respectively for oil, natural gas, natural gas liquids and natural gas equivalents. For the 2008 year, average realized prices were $84.03, $8.86, $53.07, and $9.66 per barrel, Mcf, barrel and Mcfe, respectively for oil, natural gas, natural gas liquids and natural gas equivalents.

Direct lease operating expenses for the fourth quarter of 2009 were $3.8 million compared to $5.4 million in the prior year quarter, a decrease due to our cost reduction efforts and lower expense workovers. For the year 2009, lease operating expenses were $17.4 million, compared to $20.8 million in 2008, a decrease resulting from our cost reduction initiatives during 2009. On a per Mcfe produced basis, direct lease operating expenses were $1.20 and $1.16 per Mcfe for the fourth quarter and year 2009, respectively, compared to $1.18 and $1.08 per Mcfe for the fourth quarter and year 2008, respectively, comparable per unit costs despite the decrease in production volumes.

Production and ad valorem taxes for the fourth quarter 2009 were $1.1 million compared to $1.9 million in the prior year quarter due to lower revenues.  For the year 2009, production and ad valorem taxes were $7.1 million compared to $16.3 million in 2008, a decrease resulting from lower revenues. On a per Mcfe produced basis, production and ad valorem taxes were $0.33 and $0.48 per Mcfe for the fourth quarter and year 2009, respectively, compared to $0.42 and $0.85 per Mcfe for the fourth quarter and year 2008, respectively.

Exploration expense was $0.9 million for the fourth quarter of 2009 compared to $8.1 million for the prior year quarter.  For the year 2009, exploration expense was $3.8 million compared to $10.0 million in 2008. Current year charges were primarily due to abandonment expenses of unproved properties which were $1.1 million, while charges in 2008 resulted from a $7.1 million charge in December 2008, resulting from the release and abandonment of the undeveloped leasehold position in Culberson County, Texas that we acquired from Core Natural Resources in 2006.

DD&A expense for the fourth quarter of 2009 was $11.7 million, or $3.66 per mcfe, compared to $14.4 million, or $3.12 per mcfe, in the prior year quarter. For the year 2009, DD&A expense was $53.3 million, or $3.57 per mcfe, compared to $50.5 million, or $2.63 per mcfe, in 2008. The higher DD&A rates for the quarter and year resulted from the effect of negative price-related reserve revisions offset by lower production.

We recorded non-cash asset impairment and abandonment charges of $5.7 million and $10.2 million in the fourth quarters of 2009 and 2008 respectively. For the year 2009, non-cash asset impairment charges were $5.7 million compared to $36.0 million in 2008. In 2009, the non-cash impairment charges of $5.7 million were primarily due to negative reserve revisions and the abandonment of $2.5 million related to our Alwan Field in South Texas.  In 2008, we impaired $10.2 million for our Grand Lake Field in Southwest Louisiana (sold in December 2009) and $25.8 million for our Madisonville Field in Southeast Texas.

General and administrative expense in the fourth quarter of 2009 was $5.4 million, or $1.68 per mcfe, compared to $4.6 million, or $0.99 per mcfe, in the prior year quarter. Included in the fourth quarter of 2009 and 2008 was a bonus accrual of $1.2 million and $1.2 million, respectively. For the year 2009, G&A expense was $18.8 million, or $1.26 per mcfe, compared to $22.4 million, or $1.17 per mcfe, in 2008. The reduction in G&A expense was primarily a result of cost reduction initiatives during 2009 and the decrease in non-

cash stock expense from $5.4 million in 2008 to $2.4 million for 2009.  Cash general and administrative expenses for 2009, exclusive of the non cash stock option expense recognized pursuant to SFAS 123R, were $1.52 and $1.10 per mcfe for the fourth quarter and year, respectively, compared to $0.71 and $0.88 per mcfe, respectively, for the 2008 period.

Loss on the sale of assets for the year 2009 was $6.8 million compared to a gain on sale of assets of $15.2 million in 2008. The net loss on the sale of assets was primarily the result of the sale of our non-core Southwest Louisiana properties in December 2009. The sale of these assets represented a strategic exit from all operations in south Louisiana and removed approximately $5.3 million of our total recorded asset retirement obligation at December 31, 2009. The gain on sale of assets in 2008 was primarily due to the disposition of our interest in the Barnett Shale play in the first quarter of 2008, which resulted in a gain of $15.6 million.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and twelve month periods ending December 31, 2009 and 2008:

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2009	2008	%	2009	2008	%
Total Volumes Sold:
Crude oil (barrels)	62,537	112,685	-45%	326,707	498,143	-34%
Natural gas (Mcf)	2,271,853	3,382,842	-33%	10,414,441	13,135,509	-21%
Natural gas liquids (barrels)	91,792	94,245	-3%	426,095	516,352	-17%
Natural gas equivalents (Mcfe)	3,197,827	4,624,422	-31%	14,931,253	19,222,479	-22%

Daily Sales Volumes:
Crude oil (barrels)	680	1,225	-45%	895	1,361	-34%
Natural gas (Mcf)	24,694	36,770	-33%	28,533	35,889	-20%
Natural gas liquids (barrels)	998	1,024	-3%	1,167	1,411	-17%
Natural gas equivalents (Mcfe)	34,759	50,265	-31%	40,908	52,520	-22%

Average sales prices (before hedging):
Oil	$74.69	$60.61	23%	$56.99	$101.13	-44%
Gas	4.17	6.30	-34%	3.97	8.92	-55%
NGLs	42.87	28.84	49%	30.57	53.07	-42%
Mcfe	5.66	6.67	-15%	4.89	10.14	-52%

Average sales price (after hedging):
Oil	$92.19	$68.42	35%	$83.51	$84.03	-1%
Gas	7.20	7.20	0%	6.86	8.86	-23%
NGLs	42.87	28.84	49%	30.57	53.07	-42%
Mcfe	8.15	7.52	8%	7.49	9.66	-22%

Selected Costs ($ per Mcfe):
Lease operating expenses	$1.20	$1.18	2%	$1.16	$1.08	7%
Production and ad valorem taxes	$0.33	$0.42	-19%	$0.48	$0.85	-44%
Depreciation and depletion expense	$3.66	$3.12	17%	$3.57	$2.63	36%
General and administrative expense	$1.68	$0.99	70%	$1.26	$1.17	8%
Interest	$2.13	$1.13	88%	$1.55	$1.10	41%

Adjusted EBITDAX (1)	$16,439,404	$24,302,056	-32%	$71,600,487	$132,706,504	-46%

Capital expenditures
Property acquisition - proved	$—	$450,196		$(493,532)	$58,481,721
Property acquisition - unproved	—	—		—	—
Leasehold acquisitions	343,568	25,546,940		1,833,949	57,203,337
Exploratory	4,527,936	(317,456)		9,857,766	655,903
Development	162,120	33,791,027		9,804,015	83,315,853
Other	314,483	196,948		397,428	619,518
	$5,348,107	$59,667,655		$21,399,626	$200,276,332

(1) Adjusted EBITDAX is a non-GAAP financial measure. See below for a reconciliation to net income (loss).

CRIMSON EXPLORATION INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
Cash	$—	$—
Current derivatives	9,937,697	25,191,445
Other current assets	14,773,246	21,156,108
Net property and equipment	393,127,727	449,155,736
Non-current derivatives	2,513,369	11,722,802
Other non-current assets	4,451,995	4,319,698
Total Assets	$424,804,034	$511,545,789

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$19,014	$90,368
Current derivatives	872,849	1,265,801
Other current liabilities	32,594,171	82,633,441
Long-term debt, net of current portion	192,749,751	276,690,426
Non-current derivatives	1,284,105	1,491,755
Other non-current liabilities	14,553,256	27,751,195
Total stockholders’ equity	182,730,888	121,622,803
Total Liabilities & Stockholders’ Equity	$424,804,034	$511,545,789

CRIMSON EXPLORATION INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

OPERATING REVENUES
Oil and gas sales	$26,059,805	$34,768,034	$111,802,764	$185,680,115
Operating overhead and other income	136,633	199,016	644,882	1,088,158
Total operating revenues	26,196,438	34,967,050	112,447,646	186,768,273
OPERATING EXPENSES
Lease operating expenses	3,841,006	5,449,775	17,358,670	20,824,629
Production and ad valorem taxes	1,070,821	1,923,603	7,131,400	16,266,493
Exploration expenses	913,015	8,087,990	3,786,270	9,965,372
Depreciation, depletion and amortization	11,695,495	14,437,355	53,294,809	50,466,966
Impairment and abandonment of proved properties	5,658,898	10,154,831	5,658,898	35,953,586
General and administrative	5,376,698	4,586,178	18,757,981	22,405,639
Loss (gain) on sale of assets	6,828,529	62,006	6,847,454	(15,209,706)
Total operating expenses	35,384,462	44,701,738	112,835,482	140,672,979

INCOME (LOSS) FROM OPERATIONS	(9,188,024)	(9,734,688)	(387,836)	46,095,294

OTHER INCOME (EXPENSE)
Interest expense	(6,822,782)	(5,237,507)	(23,172,082)	(21,108,603)
Other financing costs	(2,232,049)	(327,614)	(3,341,854)	(1,501,627)
Unrealized gain (loss) on derivative instruments	(6,624,671)	47,744,420	(23,862,580)	49,408,961
Total other income (expense)	(15,679,502)	42,179,299	(50,376,516)	26,798,731

INCOME (LOSS) BEFORE INCOME TAXES	(24,867,526)	32,444,611	(50,764,352)	72,894,025
INCOME TAX (EXPENSE) BENEFIT	7,614,124	(11,586,288)	16,694,362	(26,690,807)
NET INCOME (LOSS)	$(17,253,402)	$20,858,323	$(34,069,990)	$46,203,218

Non-GAAP Financial Measures

EBITDAX represents net income (loss) before interest expense, taxes, and depreciation, amortization and exploration expenses. Adjusted EBITDAX represents EBITDAX as further adjusted to reflect the items set forth in the table below, all of which will be required in determining our compliance with financial covenants under our Senior Credit Agreement and Second Lien Credit Agreement.
We have included EBITDAX and Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreements.  We believe EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDAX in the evaluation of companies, many of which present EBITDAX when reporting their results. Adjusted EBITDAX is a material component of the covenants that are imposed on us by our Senior Credit Agreement and Second Lien Credit Agreement.  We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX. Non-compliance with the financial covenants contained in these credit agreements could result in a default, an acceleration in the repayment of amounts outstanding, and a termination of lending commitments.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use EBITDAX and Adjusted EBITDAX to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

• the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX and Adjusted EBITDAX are not presentations made in accordance with generally accepted accounting principles, or GAAP. As discussed above, we believe that the presentation of EBITDAX and adjusted EBITDAX in this release is appropriate.  However, when evaluating our results, you should not consider EBITDAX and Adjusted EBITDAX in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss).  EBITDAX and Adjusted EBITDAX have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDAX and Adjusted EBITDAX differently than we do, EBITDAX may not be, and Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

The following table reconciles net income (loss) to EBITDAX and Adjusted EBITDAX for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net income (loss)	$(17,253,402)	$20,858,323	$(34,069,990)	$46,203,218
Interest expense	6,822,782	5,237,507	23,172,082	21,108,603
Income (benefit) tax expense	(7,614,124)	11,586,288	(16,694,362)	26,690,807
Depreciation and amortization	11,695,495	14,437,355	53,294,809	50,466,966
Exploration expense	913,015	8,087,990	3,786,270	9,965,372
EBITDAX	(5,436,234)	60,207,463	29,488,809	154,434,966

Unrealized loss (gain) on derivative instruments	6,624,671	(47,744,420)	23,862,580	(49,408,961)
Non-cash equity-based compensation charges	531,491	1,294,562	2,400,892	5,434,992
Impairment and abandonment of proved properties	5,658,898	10,154,831	5,658,898	35,953,586
Amortization of deferred finance costs	2,232,049	327,614	3,341,854	1,501,627
Loss (gain) on the disposition of assets	6,828,529	62,006	6,847,454	(15,209,706)
Adjusted EBITDAX	$16,439,404	$24,302,056	$71,600,487	$132,706,504

Teleconference Call

Crimson management will hold a conference call to discuss the information described in this press release on Friday, March 19, 2010 at 9:30 a.m. CDT.  Those interested in participating may do so by calling the following phone number: 888-312-9849, (International: 719-325-2187) and entering the following participation code: 6547729.  A replay of the call will be available from Friday, March 19, 2010 at 1:30 p.m. CDT through Saturday, March 27, 2010 at 1:30 p.m. CDT by dialing toll free:  888-203-1112, (International:  719-457-0820) and asking for replay ID code 6547729.

Crimson Exploration is a Houston, TX-based independent energy company engaged in the acquisition, development, exploitation and production of crude oil and natural gas, primarily in the onshore Gulf Coast regions of the United States. At present, the Company owns and operates conventional properties in Texas, Louisiana, Colorado and Mississippi, approximately 12,000 net acres in the highly prospective Haynesville Shale, Mid-Bossier, and James Lime formations in San Augustine and Sabine counties in East Texas, a prospective Eagle Ford acreage position in South Texas and production and acreage in the Denver Julesburg Basin of Colorado.

Additional information on Crimson Exploration Inc. is available on the Company's website at http://crimsonexploration.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”).  Such statements include those concerning Crimson’s strategic plans, expectations and objectives for future operations.  All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson’s control.  Statements regarding future production, revenue and cash flow are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas.  These risks include, but are not limited to, commodity price changes, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2009 and our 424B4 prospectus, for a further discussion of these risks.

Contact:  Crimson Exploration Inc., Houston, TX
  E. Joseph Grady, 713-236-7400

Source:    Crimson Exploration Inc.